Exhibit 99.2
Graymark Announces 1-for-4 Reverse Stock Split
OKLAHOMA CITY, May 25, 2011 — Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported that its Board of Directors approved a 1-for-4 reverse stock split, which will be effective after the close of the market on June 3, 2011.
The 1-for-4 reverse stock split will automatically convert all shares of the company’s stock issued and outstanding to one new share of common stock, par value $0.0001 per share. The reverse stock split, which was approved by the company’s shareholders on February 1, 2011, will reduce the number of shares of the company’s outstanding common stock from approximately 34.1 million, as of the filing date of the company’s most recent Quarterly Report on Form 10-Q, to approximately 8.5 million.
No fractional shares will be issued in connection with the reverse stock split. The company will round up to the next whole share in lieu of issuing factional shares that would have been issued in the reverse split. For a 20 trading day period immediately following the reverse split, Graymark’s common stock will trade on a post-split basis on the NASDAQ Capital Market under the trading symbol “GRMHD” as an interim symbol to denote the reverse split. After this 20 trading day period, Graymark’s common stock will resume trading on the NASDAQ Capital Market under the symbol “GRMH.” In addition, the common stock will also trade under a new CUSIP number effective June 6, 2011.
Computershare is the company’s transfer agent and will be acting as the exchange agent for the purpose of implementing any exchange of stock certificates in connection with the reverse split. Stockholders who have existing stock certificates will receive instructions from the transfer agent. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.
Further information on the logistics regarding the reverse split can be obtained by contacting Computershare at 1-800-884-4225.
About Graymark Healthcare
Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ: GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 98 sleep laboratories throughout the United States, including standalone or IDTF facilities, rural outreach sites and hospital or provider agreements. For more information, visit www.graymarkhealthcare.com.

Important Cautions Regarding Forward-Looking Statements
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Graymark Healthcare, Inc.
Stanton Nelson
Chairman and CEO
Tel 405-601-5300
Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com